     On behalf of the Registrant, the undersigned hereby certifies that the following exhibit provides a fair and accurate English translation of the material contained in the original, the official language of which is French.


                                         DEPUY, INC.



                                         By:  /s/  Steven L. Artusi
                                              ---------------------
                                         Steven L. Artusi
                                         Senior Vice President, General Counsel
                                          and Secretary


                                         By:  /s/ Thomas J. Oberhausen
                                              ------------------------
                                         Thomas J. Oberhausen
                                         Senior Vice President and Chief
                                          Financial and Accounting Officer

                                                                 EXHIBIT 2.1

                            SHARE PURCHASE AGREEMENT



                             DATED 28 FEBRUARY 1997

                                    BETWEEN

                                  DEPUY, INC.

                                      AND

                              PATRICK LANDANGER
                                ERIC LANDANGER
                              MARYVONNE GUIBERT
                               MICHEL COLOMBIER
                               RENEE LANDANGER
                               LOUIS LANDANGER
                             MARTINE BONNAVENTURE
                               GUY BONNAVENTURE


                                 COUDERT FRERES
                         52, AVENUE DES CHAMPS-ELYSEES
                                  75008 PARIS
                                     FRANCE

                            SHARE PURCHASE AGREEMENT


BETWEEN :

- DePuy, Inc., a corporation incorporated and existing under the laws of Delaware, United States of America, having its principal office at 700 Orthopaedic Drive, Warsaw, IN 46581-0988, United States of America, represented by James Lent, duly authorized for the purposes hereof,

     (hereinafter referred to as the "Purchaser"),
                                                                ON THE ONE HAND,

AND :

- Mr. Patrick Landanger, a French citizen domiciled at 85, quai d'Orsay, 75007 Paris, France;

- Mr. Eric Landanger, a French citizen domiciled at 15, rue des Acacias, 52000 Jonchery, France; and

- Ms. Maryvonne Guibert, a French citizen domiciled at 9, boulevard Gambetta, 52000 Chaumont, France;

     (hereinafter referred to individually as a "Majority Shareholder" and collectively as the "Majority Shareholders"), and

- Mr. Michel Colombier, a French citizen domiciled at 512, chemin Viralamande, 69140 Rillieux La Pape, France;

- Mrs. Renee Landanger, a French citizen domiciled at 10, rue de Dijon, 52000 Chaumont, France;

- Mr. Louis Landanger, a French citizen domiciled at 10, rue de Dijon, 52000 Chaumont, France;

- Mrs. Martine Bonnaventure, a French citizen domiciled at 260, avenue du Stade, 45770 Saran, France; and

- Mr. Guy Bonnaventure, a French citizen domiciled at 260, avenue du Stade, 45770 Saran, France

     (hereinafter referred to individually as a "Minority Shareholder", and collectively as the "Minority Shareholders"),

     (the Majority Shareholders and the Minority Shareholders being hereinafter referred to individually as a "Seller", and collectively as the "Sellers"),

                                                              ON THE OTHER HAND,

(hereinafter referred to individually as a "Party", and collectively as the "Parties").

                                   WITNESSETH



WHEREAS, the Majority Shareholders own two hundred and nine thousand six hundred and sixty-seven (209,667) shares representing one hundred percent (100%) of the shares and voting rights in 3L, a societe anonyme with a capital of 209,667,000 French Francs divided into 209,667 shares with a par value of 1,000 French Francs each, having its registered office at Z.I. "La Vendue", rue du Val, 52000 Chaumont, France, and registered with the Registry of Commerce and Companies of Chaumont under number B 393 985 411 (hereinafter referred to as "3L");

WHEREAS, the Sellers own eight hundred and five thousand nine hundred and twenty-four (805,924) shares representing thirty-seven point two five percent (37.25%) of the shares and voting rights in Landanger-Camus, a societe anonyme with a capital of 21,636,700 French Francs divided into 2,163,670 shares with a par value of 10 French Francs each, having its registered office at Z.I. "La Vendue", rue du Val, 52000 Chaumont, France, and registered with the Registry of Commerce and Companies of Chaumont under number B 347 558 371 (hereinafter referred to as "Landanger-Camus");

WHEREAS, 3L owns one million one hundred and thirty-three thousand five hundred and twenty-nine (1,133,529) shares representing fifty-two point thirty-nine percent (52.39%) of the shares and voting rights in Landanger-Camus;

WHEREAS, the Sellers and 3L together own one million nine hundred and thirty-nine thousand four hundred and fifty-three (1,939,453) shares representing ninety percent (90%) of the shares and voting rights in Landanger-Camus;

WHEREAS, nine point three six percent (9.36%) of the Landanger-Camus shares are publicly traded on the Second Market (Second Marche) of the Paris Stock Exchange;

WHEREAS, the Sellers wish to sell their direct and indirect controlling stake in Landanger-Camus via the sale of all of the shares and voting rights they hold in 3L and the shares and voting rights they hold in Landanger-Camus; and

WHEREAS, the Purchaser wishes to purchase all of the shares and voting rights in 3L and all of the shares and voting rights held by the Sellers in Landanger-Camus;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Sellers hereby agree as follows :

                                   SECTION 1
                                  DEFINITIONS


The following terms will have the meanings as set forth in the following
Sections:

-    "Additional Price"                              Section 2.2.4
-    "Closing"                                       Section 3.1
-    "Closing Date"                                  Section 3.1
-    "Determination Date"                            Section 2.2.2(d)
-    "Escrow Agreement"                              Section 2.2.2(a)
-    "Group"                                         Section 2.1.1
-    "Indemnification Agreement"                     Section 5.1.1
-    "Landanger-Camus"                               Recitals
-    "Landanger-Camus Group"                         Section 2.2.2
-    "Landanger-Camus Shares"                        Section 2.1.1
-    "Majority Shareholder / Majority Shareholders"  Page 1
-    "Majority Shareholders' Group"                  Section 7.1
-    "Minority Shareholder / Minority Shareholders"  Page 1
-    "Notional Price"                                Section 2.2.2(b)
-    "Party" / "Parties"                             Page 1
-    "Purchaser"                                     Page 1
-    "Purchaser's Group"                             Section 2.1.1
-    "Seller" / "Sellers"                            Page 1
-    "Shares"                                        Section 2.1.2
-    "Subsidiaries"                                  Section 3.2(e)
-    "TIPS"                                          Section 2.2.4
-    "3L"                                            Recitals
-    "3L Shares"                                     Section 2.1.1
-    "X%"                                            Section 2.2




                                   SECTION 2
                          PURCHASE AND SALE OF SHARES


SECTION 2.1 - PURCHASE AND SALE OF SHARES
-----------------------------------------

2.1.1 Subject to satisfaction of the conditions precedent set forth in Section 4 below and in accordance with the terms hereof:

       (i) the Majority Shareholders will sell to the Purchaser, or to any company belonging to the Group (as such term is defined in the last paragraph of this Section 2.1.1) of the Purchaser (hereinafter referred to as the "Purchaser's Group"), on the Closing Date (as such term is defined in Section 3.1 below), two hundred and nine thousand six hundred and sixty-seven (209,667) shares representing one hundred percent (100%) of the shares and voting rights in 3L (hereinafter referred to as the "3L Shares"); and

       (ii) the Sellers will sell to the Purchaser, or to any company belonging to the Purchaser's Group, on the Closing Date, eight hundred and five thousand nine hundred and twenty-four (805,924) shares representing all of the shares and voting rights held by the Sellers in Landanger-Camus (hereinafter referred to as the "Landanger-Camus Shares").

       For purposes hereof, a "Group" is composed of all companies and entities which are directly or indirectly controlled by the Purchaser, or which directly or indirectly control the Purchaser, or which are under the direct or indirect control of the same ultimate company or entity as the Purchaser.

2.1.2 Subject to satisfaction of the conditions precedent set forth in Section 4 below and in accordance with the terms hereof, the Purchaser will purchase, or will cause any company belonging to the Purchaser's Group to purchase, from the Majority Shareholders and the Sellers on the Closing Date :

       (i)  the 3L Shares; and

       (ii) the Landanger-Camus Shares.

The 3L Shares and the Landanger-Camus Shares are collectively referred to herein as the "Shares".


SECTION 2.2 - PURCHASE PRICE
----------------------------

The price to be paid by the Purchaser to the Sellers for the Shares will be determined as follows.

For purposes of the calculations contained in this Section, the percentage of the total number of shares and voting rights in Landanger-Camus held by 3L and the Sellers as of the Closing Date is hereinafter referred to as "X%".

2.2.1 The value of 100% of the shares and voting rights in Landanger-Camus has been fixed at seven hundred and seventy-seven (777) million French Francs.

2.2.2 By no later than thirty (30) days following signature of this Share Purchase Agreement, the Sellers will provide the Purchaser with the unaudited consolidated balance sheet (bilan) of the companies listed in
       Exhibit 2.2.2(a) hereto (the "Landanger-Camus Group") as of 28 February 1997, drawn up in accordance with the same consistently applied accounting principles, policies and methods as those used for the financial statements as of 31 August 1996 (copies of such financial statements as of 31 August 1996, including the consolidated balance sheet, being attached hereto as Exhibit 2.2.2).

      (a) Any negative difference - net of any tax deduction arising from the items generating such difference, provided that such tax deduction has not yet been recorded - in the consolidated net asset value of the Landanger-Camus Group (such as same is defined in Exhibit 2.2.2(c) hereto) as of 28 February 1997 pursuant to the unaudited consolidated balance sheet of the Landanger-Camus Group, as compared to 31 August 1996, will be deducted from the 777 million French Franc amount described in Section 2.2.1 above and shall be transferred to an escrow account to be opened by the Closing Date.

           The terms and conditions of functioning of this escrow account are as set forth in Exhibit 2.2.2(b) hereto, and will be reiterated in a contract

          (hereinafter referred to as the "Escrow Agreement") to be executed at the latest on the Closing Date. It will in particular be provided in the Escrow Agreement that the costs of such escrow account will be borne in equal parts among the Sellers on the one hand, and the Purchaser on the other hand.

          The amount resulting from the difference between 777 million French Francs and the above negative difference, if any, will constitute the notional price for 100% of the shares and voting rights in Landanger-Camus (hereinafter referred to as the "Notional Price"). It is hereby agreed that (i) the loss, if any, resulting from the transfer of the Surgical Instruments Activity contemplated in Section 4.4 below will not be taken into account for purposes of calculating such difference; and (ii) that the dividend declared out of the profits achieved by Landanger-Camus as of 31 August 1996 will be taken into account for such purpose.

     (b) By no later than thirty (30) days following receipt of the unaudited consolidated balance sheet of the Landanger-Camus Group from the Sellers, the Purchaser shall deliver to the Sellers the unaudited consolidated balance sheet of the Landanger-Camus Group as of 28 February 1997, audited by the accountants appointed by the Purchaser, the Purchaser to bear the cost of such audit.

     (c) Within fifteen (15) days following receipt of the consolidated balance sheet of the Landanger-Camus Group as of 28 February 1997, as audited by the Purchaser's accountants, the Sellers shall notify in writing either (i) their acceptance of the calculation made by the Purchaser's accountants, or (ii) that they dispute such calculation. If they dispute one or several items contained therein, then the Paris Office of Ernst & Young shall be retained by the Purchaser and the Sellers to conduct an additional review of the consolidated balance sheet of the Landanger-Camus Group as of 28 February 1997.

          No later than fifteen (15) days after the engagement of Ernst & Young (as evidenced by its written acceptance), the Purchaser and the Sellers shall submit briefs to Ernst & Young setting forth their respective positions regarding the items in dispute, should they deem it necessary.

          Ernst & Young shall render its decision resolving the items in dispute and determining the consolidated net asset value within thirty (30) days after its engagement. The Purchaser and the Sellers shall be bound by such determination which shall be final.

          The fees and expenses of Ernst & Young shall be shared equally by the Purchaser and the Sellers.

     (d) The sums escrowed shall be released within fifteen (15) days from either (i) the final determination by Ernst & Young referred to in
          Section 2.2.2(c) above, or (ii) the Sellers' notification of their acceptance of the calculation by the accountants appointed by the Purchaser as referred to in Section 2.2.2(c) above, in accordance with the following rules:

          - Should either (i) accountants named by the Purchaser (in the event the Sellers accept their calculation), or (ii) Ernst & Young (in the contrary event) confirm a negative difference in the consolidated net asset value of the Landanger-Camus Group up to the amount determined pursuant to the unaudited consolidated balance sheet of the Landanger-Camus Group, the amount of such negative difference shall be returned to the Purchaser, the balance of the sums escrowed being paid to the Sellers.

          - Should either (i) the accountants named by the Purchaser (in the event the Sellers accept their calculation), or (ii) Ernst & Young (in the contrary event) rebut the existence of a negative difference in the consolidated net asset value of the Landanger-Camus Group , the whole amount of the sums escrowed shall be paid to the Sellers.

          - Should either (i) the accountants named by the Purchaser (in the event the Sellers accept their calculation), or (ii) Ernst & Young (in the contrary event) find the existence of a negative difference with the consolidated net asset value of the Landanger-Camus Group in excess of that determined pursuant to the unaudited consolidated balance sheet of the Landanger-Camus Group, the whole amount of the sums escrowed shall be returned to the Purchaser, and the Sellers shall refund to the Purchaser the part of the Notional Price paid pursuant to Section 2.2.3 hereto which corresponds to the balance of the negative difference not covered by the sums escrowed, and which will be paid from the escrow account mentioned in the first paragraph of Section 2.2.4. In the event that the decrease in the TIPS is implemented before
             (i) the date of final determination by Ernst & Young referred to in Section 2.2(c) above, or (ii) the Sellers' acceptance of the calculation by the accountants appointed by the Purchaser as referred to in Section 2.2(c) above (the "Determination Date"), then the portion of the Additional Price determined pursuant to
             Section 2.2.4(b) below which should have been paid to the Sellers will be escrowed until the Determination Date and the balance of the negative difference which was not covered by the sum escrowed pursuant to Section 2.2(a) above will be paid out of the sums escrowed pursuant to this Section.

2.2.3 At the Closing, the Purchaser will pay to the Sellers X% of the Notional Price.

2.2.4 If, at the Closing, the decrease in the Tarif Interministeriel des Prestations Sanitaires (hereinafter referred to as the "TIPS") which will regulate the prices of hip implants on the French market listed in
       Exhibit 2.2.4 hereto is not implemented, the Purchaser will transfer to the escrow account described in Section 3.3 below 48 million French Francs (hereinafter referred to as the "Additional Price").

     (a)  The terms and conditions of such escrow account are set forth in
          Exhibit 2.2.2(b) hereto.

     (b) A portion of the Additional Price will be paid to the Sellers from the escrow account following implementation of the decrease in the TIPS after the

          Closing, pursuant to the terms set forth in Section 2.2.4(c) below, the amount of such portion to be calculated pursuant to the average percentage decrease in the TIPS as set forth below :



AVERAGE PERCENTAGE OF DECREASE   PORTION OF THE ADDITIONAL PRICE
          IN THE TIPS               TO BE PAID TO THE SELLERS
                                 (IN MILLIONS OF FRENCH FRANCS)
-----------------------------------------------------------------
        From 0% to 5%                       48 x X%
             6%                             40 x X%
             7%                             32 x X%
             8%                             24 x X%
             9%                             16 x X%
            10%                             8 x X%
        11% and over                        0 x X%
-----------------------------------------------------------------


          The average percentage decrease in the TIPS, if any, will be equal to the percentage of reduction in (i) the hypothetical value of the aggregate sales of Landanger-Camus for each of the hip implants listed in Exhibit 2.2.4 hereto with respect to the three (3) month period from 1 September to and including 30 November 1996 which would have resulted had the TIPS decrease been in effect during such three-month period, compared to (ii) the actual value of the aggregate sales for each such hip implants listed in Exhibit 2.2.4 hereto with respect to such three (3) month period.

          Only one reduction in the TIPS, whether implemented before or after the Closing, will be taken into account (and only if within the time limit set forth in Section 2.2.4(c) below).

          The portion of the Additional Price not paid to the Sellers pursuant to the provisions hereinabove will be repaid to the Purchaser at the same time as the portion of the Additional Price owed to the Sellers is paid to them.

     (c) Subject to the provision contained in the last paragraph of Section 2.2.2(d) above, the disbursement of the funds escrowed pursuant to this Section 2.2.4 will take place by the tenth (10th) business day following the implementation of the decrease in the TIPS; provided, however, if such decrease is not implemented within nine (9) months of the Closing Date, the escrow created by this Section 2.2.4 will be terminated, and the amount escrowed will be paid to the Sellers within the two (2) week period following expiry of such nine (9) month period.

2.2.5 Subject to the provision contained in the last paragraph of Section 2.2.2(d) above, if the decrease in the TIPS is implemented before Closing, a portion of the Additional Price determined pursuant to Section 2.2.4(b) above will be paid directly by the Purchaser to the Sellers at the Closing at the same time and to the same bank account as the sum determined pursuant to Section 2.2.3 above.

2.2.6 All sums to be paid pursuant to this Section 2 will be paid in cash (en numeraire), in French Francs. All sums due to the Sellers and/or the Purchaser from the escrow account will be paid inclusive of interest earned thereon.

2.2.7 All sums to be paid pursuant to this Section 2 to the Sellers will be paid to the accounts mentioned in Section 3.3(b). The Sellers will decide amongst themselves how such sums will be allocated between them. The Sellers hereby release the Purchaser from any liability or responsibility of any nature whatsoever relating to such allocation or, when payment is made by the Purchaser, the receipt by each of them of their respective portion of the price.



                                   SECTION 3
                                    CLOSING


SECTION 3.1 - CLOSING - CLOSING DATE
------------------------------------

Subject to the terms and conditions of this Share Purchase Agreement, and subject to satisfaction of all of the conditions precedent set forth in Section 4 below, the sale and purchase of the Shares contemplated hereby will take place at a closing (hereinafter referred to as the "Closing") will take place on 1 April 1997 at the offices of Coudert Freres, 52, avenue des Champs-Elysees, 75008 Paris, France, or at such other place and/or date as the Parties may agree (the day on which the Closing takes place being hereinafter referred to as the "Closing Date").

MISSING MATERIAL
----------------

SECTION 3.2 - DOCUMENTS TO BE DELIVERED BY THE SELLERS AT CLOSING
-----------------------------------------------------------------

At the Closing, the Sellers will deliver or will cause to be delivered to the
Purchaser:

(a) all clearances and authorizations required from the Sellers for the sale of the Shares;

(b) duly signed share transfer forms (ordres de mouvement) for the Shares in favor of the Purchaser or any company of the Purchaser's Group and, more generally, all documents required to carry out such transfers.

(c) the share transfer register (registre des mouvements de titres) and the individual shareholders' accounts (comptes d'actionnaires) of 3L on which the transfer of the shares in 3L to the Purchaser will be recorded immediately, as well as any other documentation evidencing due completion of the transfer of the Landanger-Camus Shares;

(d) the registers containing the minutes of the meetings of the shareholders of 3L and Landanger-Camus, the Board of Directors (conseil d'administration) of 3L, the Directorate (directoire) and Supervisory Board (conseil de surveillance) of Landanger-Camus, and the corresponding corporate bodies of the Subsidiaries (as such term is defined in Section 3.2(e) below) in which 3L and/or Landanger-Camus have a majority shareholding;

(e) resignation letters signed by the managers ("gerants") and members of the Board of Directors, Directorate and Supervisory Board (as the case may be) of 3L and Landanger-Camus, as well as by all of the members of similar corporate bodies of the companies (hereinafter referred to as the "Subsidiaries"), all of the above members and companies being listed in
     Exhibit 3.2(e) hereto, such resignations to take effect upon appointment of the resigning persons' successors, as well as evidence of transfer of their shares in such companies to the majority shareholders thereof;

(f) resignation letters, with effect as of the Closing Date at the latest, signed by those shareholders (except for Michel Colombier and Maryvonne Guibert, whose employment will continue) having employment contracts with 3L, Landanger-Camus or any of the Subsidiaries, including those listed in
     Exhibit 3.2(f) hereto;

(g) resignation letters from the statutory auditors of 3L, Landanger-Camus and the Subsidiaries, such resignations to take effect upon appointment of the replacement statutory auditors;

(h) receipt in respect of the payment by the Purchaser of the portion of the price for the Shares paid as of the Closing Date;

(i)  an executed copy of the Escrow Agreement;

(j) all documents evidencing satisfactory completion of the operations described in Sections 4.3, 4.4 and 4.6;

(k)  execution copies of agreements implementing the principles set forth in
     Section 6 below, and copies of the relevant registration certificates issued by the Institut National de la Propriete Industrielle; and

(l)  a lease for a two (2) year term as from Closing and terminable with a three
     (3) month notice period from the lessee, for the premises located Z.A.E. de Findrol, 74250 Fillinges and used by Landanger-Camus for its operation as of the date hereof, the financial terms of such lease to be the same as those of the current lease.

SECTION 3.3 - DOCUMENTS DELIVERED BY THE PURCHASER AT CLOSING
-------------------------------------------------------------

At Closing, the Purchaser will deliver or cause to be delivered to the Sellers:

(a) all clearances and authorizations required from the Purchaser for the purchase of the Shares;

(b) evidence of a wire transfer to the order of the Sellers in the amount of the portion of the price to be paid for the Shares as of the Closing Date, pursuant to Section 2, to the following account opened with Banque Paribas;

(c) evidence of a wire transfer in the amount set forth in Section 2.2.4 above to the following escrow account with Banque Paribas, if necessary; and

(d) executed copies of the agreements referred to in Sections 3.2(i) and (k) above.


SECTION 3.4 - OTHER FORMALITIES AT CLOSING
------------------------------------------

All deliveries of documents to be made or actions to be taken at Closing will be deemed to have taken place simultaneously on the Closing Date.

                                   SECTION 4
                              CONDITIONS PRECEDENT


The sale and the purchase of the Shares are subject to the following conditions precedent :


SECTION 4.1 - SHAREHOLDINGS IN 3L, LANDANGER-CAMUS AND THE SUBSIDIARIES
-----------------------------------------------------------------------

4.1.1 The Majority Shareholders hold two hundred and nine thousand six hundred and sixty-seven (209,667) shares in 3L, representing one hundred percent (100%) of the shares and voting rights in such company, as well as seven hundred and sixty-nine thousand two hundred and seventy-four (769,274) shares in Landanger-Camus, representing thirty-five point fifty-five percent (35.55%) of the shares and voting rights in such company.

4.1.2 3L holds at least one million one hundred and thirty-three thousand five hundred and twenty-nine (1,133,529) shares in Landanger-Camus, representing fifty-two point thirty-nine percent (52.39%) of the shares and voting rights in such company.

4.1.3 3L and/or Landanger-Camus hold, directly and indirectly, the number of shares and voting rights in the Subsidiaries representing the percentage thereof set forth in Exhibit 4.1.3 hereto.


SECTION 4.2 - PRIOR ADMINISTRATIVE AUTHORIZATIONS AND CLEARANCES
----------------------------------------------------------------

All governmental, administrative and other approvals, authorizations and clearances, whether national or supranational, required to complete the transactions contemplated herein have been obtained. In particular :

(a) the Treasury Department (Tresor) of the Ministry of Finance and Economy has not challenged the acquisition of the Shares; and

(b) in the event that prior to the Closing, the Purchaser has notified the acquisition of the Shares to the Minister of Finance and Economy pursuant to the Ordonnance of 1 December 1986 on French merger control, such acquisition has not been referred by the Minister to the Competition Council.

(c) Others, including any notification to, authorization by or clearance from, any authorities in the United States of America or in any country in which 3L, Landanger-Camus or any of the Subsidiaries are active, as may be required.


SECTION 4.3 - GEYSER S.A. AND AED SOFT
--------------------------------------

4.3.1 All of the four thousand five hundred and sixty-four (4,564) shares held by Landanger-Camus in Geyser S.A., and all of the seven hundred (700) shares held by Landanger-Camus in AED Soft will have validly been transferred, pursuant to applicable laws and regulations, to one or more third parties in such manner that neither the Purchaser, 3L, Landanger-Camus nor any of the Subsidiaries will incur any liability whatsoever, including without limitation any present or contingent tax liabilities, resulting from such transfer or relating to Geyser S.A. and AED Soft.

4.3.2 All outstanding repurchase obligations of Landanger-Camus with respect to the outstanding shares of Geyser S.A. will have been assumed by a third party in such manner that neither the Purchaser, 3L, Landanger-Camus nor any of the Subsidiaries will incur any obligation or liability with respect thereto, including without limitation any present or contingent tax liabilities. This will apply (without limitation) to the put options (promesses d'achat ) currently or formerly held by the following persons, for the following number of shares in Geyser S.A. :

     -    Mr. Boileau             5 shares
     -    Ms. Rolland             5 shares
     -    Mr. Rolland             5 shares
     -    Mr. Roetynck          550 shares
     -    Ms. Brouard           550 shares
     -    Mr. Ognier            1,830 shares

4.3.3 Purchaser acknowledges that the rights (though an exclusive worldwide (except France), free, irrevocable license) under a patent concerning the use of the procedure for producing bone substitute materials ("SUPERCRIT") held by Boots, a Swiss company, are not included among the rights of the Medinov Subsidiary (but only insofar as such rights apply to applications for human bone).


SECTION 4.4 - SURGICAL INSTRUMENTS ACTIVITY
-------------------------------------------

The general surgical instruments activity carried out by Landanger-Camus (consisting in products used in general surgery and the corresponding sterilization boxes, but excluding all trauma products and all orthopedic ancillary instruments), together with, pursuant to Article L.122-12 of the French Labor Code, the employees of Landanger-Camus assigned to such surgical instruments activity (and all obligations and liabilities in respect of such employees) as same are listed in Exhibit 4.4 hereto, will have been transferred, pursuant to applicable laws and regulations, to a single third party company, and the shares received by Landanger-Camus in consideration for such activity will have been sold to any of the Sellers for a price equal to the value of the activity as determined by the court-appointed auditor, in such way that neither the Purchaser, 3L, Landanger-Camus nor any of the Subsidiaries will incur any liability, including without limitation any present or contingent tax liabilities, resulting from the transfer of such activity, the transfer or non-transfer of the employees of Landanger-Camus within the framework of the transfer of the activity, and more generally, connected with such activity prior or subsequent to its transfer.


SECTION 4.5 - TRADENAMES - TRADEMARKS
-------------------------------------

The agreements implementing the principles set forth in Section 6 below will have been executed, and all steps connected therewith will have been taken.


SECTION 4.6 - GUARANTY
----------------------

The Majority Shareholders and Michel Colombier will have put in place the Guaranty referred to in Section 4.2.2 of the Indemnification Agreement, and will have provided the Purchaser with a certified copy thereof.

SECTION 4.7 - INDEMNIFICATION AGREEMENT
---------------------------------------

An Indemnification Agreement, based substantially on the model attached hereto as Exhibit 4.7 but subject to further negotiation, will have been executed.


SECTION 4.8 - CONSEQUENCES OF NON-FULFILLMENT OF CONDITIONS PRECEDENT
---------------------------------------------------------------------

If any of the conditions precedent set forth in Sections 4.1 to 4.7 above have not been satisfied by 1 April 1997 at the latest, the Purchaser may decide
(i) not to purchase the Shares, without incurring any liability of any nature whatsoever, or (ii) to waive such condition(s) precedent.



                                   SECTION 5
                                   COVENANTS


SECTION 5.1 - SELLERS' COVENANTS
--------------------------------

5.1.1  Disclosure
       ----------

       The Sellers undertake that, without prejudice to any of the Purchaser's rights hereunder, they will disclose forthwith in writing to the Purchaser any matter or development which may arise or become known to the Sellers after the date hereof which is inconsistent with any of the representations and warranties set out in the Indemnification Agreement (the "Indemnification Agreement") to be signed by the Closing Date, or which might make any of them inaccurate or misleading, or which would be likely to result in one of the obligations or conditions set forth herein not being satisfied or fulfilled on time or which might delay or prevent the Closing.

5.1.2  Free Access
       -----------

       As from the date hereof and subject to the giving of reasonable prior notice, the Sellers will cause 3L, Landanger-Camus, the Subsidiaries, their employees, officers, representatives and advisers to give the Purchaser and its employees, officers, representatives and advisors free access, under the best possible conditions during normal business hours, to the premises, accounts, records, employees and advisors of 3L, Landanger-Camus and the Subsidiaries. As from the date hereof, the Sellers will provide all necessary assistance to ensure that the transition period inherent to the transfer of ownership and control of the Shares and the integration of 3L, Landanger-Camus and the Subsidiaries into the Purchaser's group takes place in the best possible conditions, and so that the Purchaser may monitor compliance by the Sellers of all of their obligations, covenants, representations and warranties referred to in this Share Purchase Agreement and in the Indemnification Agreement.

       In addition, the Sellers agree that the Purchaser and its employees, officers, representatives and advisors will have the right, as from the date hereof, to meet with executives ("cadres") of 3L, Landanger-Camus and the Subsidiaries, and that the Sellers will co-operate, and will cause all persons (including its employees, officers, representatives and advisors) or entities belonging to or working for any company of the Sellers group to co-operate, so as to assist and facilitate the contacts by the Purchaser of such persons.

5.1.3  Cooperation
       -----------

       The Sellers undertake, and will cause their representatives and advisors, as well as 3L, Landanger-Camus and the Subsidiaries and their employees, officers, representatives and advisors, to fully cooperate with and assist the Purchaser, its employees, officers, representatives and advisors in order to prepare for and to realize the transfer of ownership and control of 3L and Landanger-Camus as provided in this Share Purchase Agreement.

       In particular, they will fully cooperate with the Purchaser, its employees, officers, representatives and advisors with respect to the determination of the purchase price for the Shares pursuant to Section 2 above and to all obligations, procedures, public tender offers and as well as any squeeze-out which would take place under the regulations of the Paris Stock Exchange in connection with or as a result of the purchase of the Shares by the Purchaser.

       Moreover, as of the Closing, they will take all necessary steps to adequately inform all customers and licensors of completion of the transactions contemplated herein.

5.1.4  No Dividends
       ------------

       The Sellers will cause 3L and Landanger-Camus not to pay any dividend or interim dividend (acompte sur dividendes) to its shareholders as from the date hereof.


SECTION 5.2 - PURCHASER'S COVENANTS
-----------------------------------

5.2.1  Disclosure
       ----------

       The Purchaser undertakes that, without prejudice to any of the Sellers' rights hereunder, it will disclose forthwith in writing to the Sellers any matter or development which may arise or become known to the Purchaser after the date hereof which is inconsistent with any of the representations and warranties of the Purchaser to be set out in the Indemnification Agreement or which might make any of them inaccurate or misleading, or which would be likely to result in one of the obligations or conditions set forth herein not being satisfied or fulfilled on time or which might delay or prevent the Closing.


5.2.2  The Purchaser will submit to the Sellers :
       ----------------------------------------

      (a) the final draft declaration to the Treasury Department of the Ministry of Finance (Tresor) pursuant to the regulations governing foreign investments in France;

      (b) should the Purchaser decide to notify the acquisition of the Shares pursuant to the Ordonnance of 1 December 1986 on French merger control, the final draft of the notification to the Minister of the Economy; and

      (c) any notification to, authorization by or clearance from, any authorities in the United States of America or in any country in which 3L, Landanger-Camus or any of the Subsidiaries are active.

SECTION 5.3 - CONDUCT OF BUSINESS PRIOR TO THE CLOSING
------------------------------------------------------

During the period from the date of execution hereof to the Closing, the Sellers will cause 3L, Landanger-Camus and the Subsidiaries to conduct their businesses with due care and only in the ordinary course of business, to maintain the integrity of their assets and, in particular, their prospects and business relationships, and to not increase their liabilities other than in the ordinary course of business and in no event by more than one million (1,000,000) French Francs. Without in any respect limiting the generality of the foregoing, prior to the Closing, the Sellers will ensure, in particular, that 3L, Landanger-Camus and the Subsidiaries will not, without the Purchaser's prior written consent :

(a)  sell, transfer or otherwise dispose of any of their assets, except for :

     (i)  sales of inventory in the ordinary course of business;

     (ii) the operations provided for in Sections 4.3 and 4.4 above; and

     (iii) the transfer [to Landanger-Camus of the shares of the SCIs ORTHOTIM and GAM owning the premises located in Villeurbanne;

(b) mortgage, pledge or encumber, or grant any privilege or guarantee, affecting any of their assets;

(c) increase the remuneration or employment benefits of any of their employees, officers, representatives or advisors;

(d) initiate any collective or individual termination of employment agreements, other than for faute grave or faute lourde;

(e) conclude any new employment agreement, or terminate or modify, in any manner whatsoever, any employment agreements in force as of the date hereof, with the exception of those entered into between any shareholders and Landanger-Camus, 3L or any of the Subsidiaries, which must be terminated at the latest on the Closing Date, except for Michel Colombier's contract and Maryvonne Guibert's contract;

(f) modify, terminate or cancel any contracts by which they are bound under circumstances which would affect their business relations, prospects, relationship with developers and licensors or the operations contemplated in this Share Purchase Agreement;

(g) enter into or renew any material contract with respect to their assets or business, except in the ordinary course of business or as contemplated under this Share Purchase Agreement;

(h) maintain levels of inventory of their products inconsistent with their past practices, subject to usual seasonal variations and customer demands;

(i) operate credit control, cash collection and payment inconsistent with recent past practice;

(j) pay any obligation or liability relating to or in respect of their business, other than current liabilities in the ordinary course of their business, or waive, release or settle any rights or claims of 3L, Landanger-Camus or the Subsidiaries relating to or in respect of their businesses exceeding two hundred and fifty thousand (250,000) French Francs in the aggregate;

(k) authorize or propose any of the foregoing, or enter into any agreement, commitment or undertaking, written or oral, to do any of the foregoing; or

(l) incur any capital expenditure in excess of fifty thousand (50,000) French Francs for a single investment, or one hundred thousand (100,000) French Francs per company in the aggregate.


SECTION 5.4 - FURTHER ACTION
----------------------------

The Sellers and the Purchaser will make all reasonable efforts to take, or cause to be taken, all appropriate action as may be required to carry out the provisions hereof and consummate and make effective the transactions described herein. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Share Purchase Agreement, each Party will take such further action at its own cost (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request.



                                   SECTION 6
                    TRADEMARKS - TRADENAMES - CORPORATE NAME


SECTION 6.1
-----------

Landanger-Camus and the Subsidiaries, for their activities as of the Closing Date :

(a) are hereby granted the exclusive right to use the names "Landanger" and "Landanger-Camus";

(b) have been, or will be by the Closing Date at the latest, registered as the exclusive owners of such names with the Institut National de la Propriete Industrielle in France, and with similar organizations in other countries where these companies carry out their respective activities as of the Closing Date; and

(c) will retain the exclusive possibility to be registered as the owners of such names for such activities in any other countries.


SECTION 6.2
-----------

Only in respect of the activities indicated in Sections 4.3 and 4.4 above, the Sellers, or the corporate entity created to carry out such activities :

(a)  are hereby granted the exclusive right  to use the name "Landanger";

(b) have been, or will be by the Closing Date at the latest, registered as the exclusive owners of such names with the Institut National de la Propriete Industrielle in France, and with similar organizations in any other countries in which the activities described in Sections 4.3 and 4.4 above are carried out as of the Closing Date; and

(c) will retain the exclusive possibility to be registered as the owners of such names for the activities described in Sections 4.3 and 4.4 above in any other countries.


SECTION 6.3
-----------

Landanger-Camus is hereby definitively granted the exclusive right to use the patronymic "Landanger-Camus" as its corporate name.


SECTION 6.4
-----------

For any activities other than those carried out by 3L, Landanger-Camus and the Subsidiaries as of the Closing Date and the activities described in Sections 4.3 and 4.4 above, neither Party will have the possibility to use the names "Landanger" and "Landanger-Camus" and to be registered as the owner of same without the prior written consent thereto of the other Party.

All necessary steps, and in particular contractual steps, will be taken at the latest by the Closing in order to validly implement the above.



                                   SECTION 7
                                NON COMPETITION

SECTION 7.1
-----------

The Majority Shareholders and Michel Colombier hereby undertake, for each of them and on behalf of each of the companies in which they will retain a direct or indirect interest (hereinafter referred to as the "Majority Shareholders' Group"), that neither the Majority Shareholders nor any company of the Majority Shareholders' Group nor Michel Colombier will carry on with, or assist in the carrying-on with, or be involved in, directly or indirectly, whether alone or with any other individual or entity, whether for their own account or for that of any other person, firm or company, the manufacture, sale, marketing, research or development of orthopaedic devices or, more generally, compete in any manner whatsoever with any activity carried out, or products manufactured and/or sold, by 3L, Landanger-Camus or the Subsidiaries as of the Closing Date.

This non-compete obligation will not apply to (i) the activities described in Sections 4.3 and 4.4 above, (ii) the acquisition, use and sale of Kirchner and Steiman surgical pins, or to (iii) passive investments in public companies, a minority part of activity thereof could compete with the activities carried out by 3L, Landanger-Camus or the Subsidiaries.

This non-compete obligation will apply in France for a period of four (4) years from the Closing Date, and for a period of one (1) year from the Closing Date in Germany, Switzerland, Spain, Italy, The Netherlands, Belgium, the Scandinavian countries, the United Kingdom, the United States of America, India, China and Austria.

The restrictions contained in this Section 7 are considered to be reasonable by the Parties. In the event any restriction is found to be void, but would be valid if a part of it were deleted or the period or geographical area of application reduced, such restriction will apply with such modification as may be required to render such restriction valid and effective.

SECTION 7.2
-----------

The Majority Shareholders and Michel Colombier undertake to not directly or indirectly offer or effectively entrust to any individual in the employ of 3L, Landanger-Camus or any of the Subsidiaries on the Closing Date, any job, task or mission of any nature whatsoever, whether or not remunerated, nor to respond positively to any request of such nature made by an individual in the employ of 3L, Landanger-Camus or any of the Subsidiaries on the Closing Date.

This undertaking will apply for two (2) years as from the Closing Date.



                                   SECTION 8
                  TERMINATION OF THE SHARE PURCHASE AGREEMENT


SECTION 8.1 - TERMINATION BY MUTUAL AGREEMENT
---------------------------------------------

This Share Purchase Agreement may be terminated, and the transactions contemplated herein abandoned, for any reason and at any time prior to the Closing with the mutual written consent of the Purchaser and the Sellers. This Share Purchase Agreement will be terminated automatically if the Closing has not taken place by 30 April 1997, unless the Parties decide to extend in writing such deadline.


SECTION 8.2 - TERMINATION BY THE PURCHASER
------------------------------------------

This Share Purchase Agreement may be terminated by the Purchaser, and the transactions contemplated herein abandoned, in case of non-fulfillment of the conditions set forth in Sections 4.1 to 4.7 by 30 April 1997 at the latest.


SECTION 8.3 - SURVIVAL UPON TERMINATION
---------------------------------------

Upon its termination pursuant to this Section 8, this Share Purchase Agreement will become null and void, with no liability for any Party hereto, provided, however, that in the event of the cause of such termination being a default on the part of any Party, the Purchaser or the Sellers, as the case may be, will retain all of their rights to claim damages and remedies arising as a result of such default, and breach, and further provided, however, that upon any termination pursuant to this Section 8, Sections 9.1 (Confidentiality), 9.2 (Expenses - Taxes), 9.4 (Public Announcements) and 9.12 (Governing Law - Disputes) hereof will survive such termination.

                                   SECTION 9
                               GENERAL PROVISIONS


SECTION 9.1 - CONFIDENTIALITY
-----------------------------

(a) All information and documents provided to either Party within the framework of the transaction contemplated herein is deemed to be confidential in nature, irrespective of whether or not the transaction is consummated. Any analyses, compilations, studies or other documents prepared by either Party, its employees, officers, representatives or advisors within the framework of said transaction will be kept confidential by such Party. Neither Party will use or disclose, and represents that its employees, officers, representatives and advisors will not use or disclose, such information during a period of five (5) years from the date hereof, except to the extent such information :

     - was known to the receiving Party prior to receipt thereof from the other Party, and was not subject to a confidentiality commitment; or

     -  is or becomes generally known to the public; or

     - is received by the receiving Party from a source not subject to a confidentiality commitment; or

     - has been or is gathered or obtained by the receiving Party independently from the confidential information disclosed by the other Party.

(b) In particular, the Parties undertake to keep the contents of this Share Purchase Agreement and the Indemnification Agreement confidential, subject to disclosure as may be required pursuant to (i) proceedings conforming with the provisions of Section 9.12 hereof, (ii) any tax audit, (iii) French or United States securities regulation requirements, (iv) competition and labor law requirements in France or in any country in which 3L, Landanger-Camus or the Subsidiaries conduct their respective activities, (v) any other requirement of a public authority, or (vi) a press release issued pursuant to Section 9.4 below.


SECTION 9.2 - EXPENSES - TAXES
------------------------------

Except as otherwise specified in this Share Purchase Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection herewith and the transactions contemplated herein, will be borne by the Party incurring such costs and expenses, irrespective of whether or not the Closing takes place. The Purchaser will pay the registration taxes (droits d'enregistrement) and stamp duties (droits de timbre) due in connection herewith.

All expenses and taxes resulting from the operations described in Sections 4.3,
4.4 and 4.6 will be borne exclusively by the Sellers, irrespective of whether or not the Closing takes place.

SECTION 9.3 - NOTICES
---------------------

All notices, claims, demands and other communications hereunder will be made in writing, given or made by delivery in person, by courier service, registered mail (postage prepaid, return receipt requested), telecopy, telegram or telex, to the respective Parties at the following addresses (or at such other addresses as may be specified in a notice given in accordance with this Section 9.3) :

(a)  If to the Purchaser :

     DePuy, Inc.
     P.O. Box 988
     700 Orthopaedic Drive
     Warsaw
     Indiana 46581-0988
     U.S.A.
     Telecopy : (00-1) 219 269 5675
     Attention : Legal Department

     DePuy International Ltd.
     St. Anthony's Road
     Leeds
     Yorkshire LS11 8DT
     U.K.
     Telecopy : (00-44) 113 272 4192
     Attention : Legal Department

     with a copy to :

     Coudert Brothers
     1114 Avenue of the Americas
     New York, N.Y. 10036-7703
     U.S.A.
     Telecopy : (00-1) 626 4120
     Attention : Jeffrey Cohen

     and to :

     Coudert Freres,
     52, Avenue des Champs-Elysees
     75008 Paris
     France
     Telecopy : (00-33) 1 53 83 60 60
     Attention : Olivier de Precigout

(b)  If to the Sellers :

     Mr. Patrick Landanger
     5, avenue Pol Antoine
     52000 Chaumont
     France
     Telecopy : (00-33) _______________

     Mr. Eric Landanger
     15, rue des Acacias
     52000 Jonchery
     France
     Telecopy : (00-33) _______________

     Ms. Maryvonne Guibert
     9, boulevard Gambetta
     52000 Chaumont
     France
     Telecopy : (00-33) _______________

     Mr. Michel Colombier
     512, chemin Viralamande
     69140 Rillieux La Pape
     France
     Telecopy : (00-33) _______________

     Mrs. Renee Landanger
     10, rue de Dijon
     52000 Chaumont
     France
     Telecopy : (00-33) ___________________

     Mr. Louis Landanger
     10, rue de Dijon
     52000 Chaumont
     France
     Telecopy : (00-33) ______________

     Mrs. Martine Bonnaventure
     260, avenue du Stade
     45770 Saran
     France
     Telecopy : (00-33) ___________________

     Mr. Guy Bonnaventure
     260, avenue du Stade
     45770 Saran
     France
     Telecopy : (00-33) __________________
     with a copy to :

     Desfilis, Juchs & Associes
     49 bis, Avenue F.D. Roosevelt
     75508 Paris
     France
     Telecopy : (00-33) 1 45 63 29 68
     Attention : Maitre J.L. Desfilis

A notice will be deemed to have been duly made or given :

(a) in the case of personal delivery, by the giving of a receipt of delivery of such notice from the addressee, or from any person working at its above-mentioned address,

(b) in the case of a registered letter or a courier delivery, upon first presentation of such notice at the address of the addressee; and

(c) in the case of a transmission by telecopy, telegram or telex, upon the existence of proof of transmission, confirmed by registered letter with return receipt requested sent at the latest on the first business day following the date of such transmission.


SECTION 9.4 - PUBLIC ANNOUNCEMENTS
----------------------------------

Neither Party hereto will make, or cause to be made, any press releases or public announcements in respect of this Share Purchase Agreement, the Indemnification Agreement or the transactions contemplated hereby and thereby without prior approval of the other Party, and the Parties will cooperate as to the timing and contents of any such announcement. Nothing in this Section 9.4 will prevent a Party from supplying any information as may be required by any public authority or as will be required by law, but such Party will furnish notice thereof to the other Party as soon as practicable given the circumstances.


SECTION 9.5 - SEVERABILITY
--------------------------

If any term or other provision of this Share Purchase Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Share Purchase Agreement will, nevertheless, remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Share Purchase Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.


SECTION 9.6 - LANGUAGES
-----------------------

This Share Purchase Agreement is entered into and executed in the French and English languages. In the event of any disputes concerning the construction or meaning of this Share Purchase Agreement, the French version will prevail.


SECTION 9.7 - ENTIRE AGREEMENT
------------------------------

Except as provided in the Indemnification Agreement, this Share Purchase Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof, and supersedes all agreements and undertakings, both written and oral, between the Sellers and the Purchaser, or any of the companies of the group to which each Party belongs, prior to the date hereof with respect to the subject matter herein.

SECTION 9.8 - WAIVERS, MODIFICATIONS OR AMENDMENTS
--------------------------------------------------

No waiver, modification or amendment of any provision of this Share Purchase Agreement will be valid, or of any force or effect, unless made in writing and signed by each of the Parties hereto, and specifying with particularity the nature and extent of such waiver, modification or amendment. Any such waiver, modification or amendment will in no event be construed to be a general waiver, abandonment, modification or amendment of any of the provisions of this Share Purchase Agreement, but the same will be strictly limited and restricted to the extent and occasion specified in such writing or writings signed by the Parties.


SECTION 9.9 - SECTION HEADINGS - EXHIBITS
-----------------------------------------

The table of contents to this Share Purchase Agreement and the headings of particular Sections herein are inserted only for convenience and are in no way to be construed as part of this Share Purchase Agreement or as a limitation of the scope of the particular Sections to which they refer.

Each Exhibit to this Share Purchase Agreement constitutes an integral part hereof; and all references to this Share Purchase Agreement will include all Exhibits hereto.


SECTION 9.10 - ASSIGNMENT - SUCCESSORS AND ASSIGNS
--------------------------------------------------

Neither this Share Purchase Agreement nor any rights, liabilities or obligations hereunder may be assigned without the express written consent of the other Party hereto (which consent will be given or refused at the discretion of each of the Parties), although the Purchaser will be entitled to assign all of its rights and undertakings hereunder to any company belonging to the Purchaser's Group as specified in Section 2.1 above, the Purchaser remaining liable for performance of the obligations of assignee herein and in the Indemnification Agreement.
This Share Purchase Agreement will be binding upon and inure to the benefit of successors and permitted assigns of the Parties hereto.


SECTION 9.11 - SPECIFIC PERFORMANCE
-----------------------------------

The Parties hereto agree that they will be entitled to specific performance of the terms hereof, insofar as permitted under French law.


SECTION 9.12 - GOVERNING LAW - DISPUTES
---------------------------------------

This Share Purchase Agreement will be governed by, and construed in accordance with, French law.

All disputes arising in connection with this Share Purchase Agreement will be settled by the competent Paris courts.

Executed in ten (10) original counterparts, In Paris,
On 28 February 1997


FOR THE SELLERS :                   FOR THE PURCHASER :

/s/ Patrick Landanger                     /s/ James Lent
---------------------                     --------------
Patrick Landanger                         DePuy, Inc.
                                          By : James Lent
                                          Title : Chairman of the Board
                                                  and Chief Executive Officer
/s/ Eric Landanger
------------------
Eric Landanger



/s/ Maryvonne Guibert
---------------------
Maryvonne Guibert



/s/ Michel Columbier
--------------------
Michel Colombier



/s/ Mrs. Renee Landanger
------------------------
Mrs. Renee Landanger



/s/ Mr. Louis Landanger
-----------------------
Mr. Louis Landanger



/s/ Mrs. Martine Bonnaventure
-----------------------------
Mrs. Martine Bonnaventure



/s/ Mr. Guy Bonnaventure
------------------------
Mr. Guy Bonnaventure

                               TABLE OF CONTENTS



SECTION 1 DEFINITIONS.........................................................   3

SECTION 2 PURCHASE AND SALE OF SHARES.........................................   3
     Section 2.1 - Purchase and Sale of Shares................................   3
     Section 2.2 - Purchase Price.............................................   4

SECTION 3 CLOSING.............................................................   8
     Section 3.1 - Closing - Closing Date.....................................   8
     Section 3.2 - Documents to be Delivered by the Sellers at Closing........   8
     Section 3.3 - Documents Delivered by the Purchaser at Closing............   9
     Section 3.4 - Other Formalities at Closing...............................   9

SECTION 4 CONDITIONS PRECEDENT................................................  10
     Section 4.1 - Shareholdings in 3L, Landanger-Camus and the Subsidiaries..  10
     Section 4.2 - Prior Administrative Authorizations and Clearances.........  10
     Section 4.3 - Geyser S.A. and AED Soft...................................  10
     Section 4.4 - Surgical Instruments Activity..............................  11
     Section 4.5 - Tradenames - Trademarks....................................  11
     Section 4.6 - Guaranty...................................................  11
     Section 4.7 - Indemnification Agreement..................................  11
     Section 4.8 - Consequences of Non-Fulfillment of Conditions Precedent....  12

SECTION 5 COVENANTS...........................................................  12
     Section 5.1 - Sellers' Covenants.........................................  12
             5.1.1 Disclosure.................................................  12
             5.1.2 Free Access................................................  12
             5.1.3 Cooperation................................................  13
             5.1.4 No Dividends...............................................  13
     Section 5.2 - Purchaser's Covenants......................................  13
             5.2.1 Disclosure.................................................  13
             5.2.2 The Purchaser will submit to the Sellers:..................  13
     Section 5.3 - Conduct of Business Prior to the Closing...................  14
     Section 5.4 - Further Action.............................................  15

SECTION 6 TRADEMARKS - TRADENAMES - CORPORATE NAME............................  15
     Section 6.1..............................................................  15
     Section 6.2..............................................................  15
     Section 6.3..............................................................  16
     Section 6.4..............................................................  16

SECTION 7 NON COMPETITION.....................................................  16

                                      25

     Section 7.1.......................................... 16
     Section 7.2.........................................  17

SECTION 8TERMINATION OF THE SHARE PURCHASE AGREEMENT.....  17
     Section 8.1 - Termination by Mutual Agreement.......  17
     Section 8.2 - Termination by the Purchaser..........  17
     Section 8.3 - Survival Upon Termination.............  17

SECTION 9GENERAL PROVISIONS..............................  17
     Section 9.1 - Confidentiality.......................  18
     Section 9.2 - Expenses - Taxes......................  18
     Section 9.3 - Notices                                 19
     Section 9.4 - Public Announcements..................  21
     Section 9.6 - Languages                               21
     Section 9.7 - Entire Agreement......................  21
     Section 9.8 - Waivers, Modifications or Amendments..  22
     Section 9.9 - Section Headings - Exhibits...........  22
     Section 9.10 - Assignment - Successors and Assigns..  22
     Section 9.11 - Specific Performance.................  22
     Section 9.12 - Governing Law - Disputes.............  22

                          LIST OF EXCLUDED SCHEDULES
                          --------------------------


Exhibit 2.2.2.A     List of companies included in the scope of consolidation

Exhibit 2.2.2 Landanger-Camus consolidated financial statements year ended 31st August 1996

Exhibit 2.2.2 (b)   Conditions of opening and operation of the escrow accounts

Exhibit 2.2.2 (c)   Definition of net asset value

Exhibit 2.2.4 Comparative study of hip implants sales made by Landanger-Landos S.A. and Medinov-A.M.P. S.A. towards private clinics only and during the period from September 1st, 1996 to November 30, 1996

Exhibit 3.2.E       List of managers and members

Exhibit 3.2.F List of sellers beneficially of an employment agreement with 3L, Landanger-Camus or one of its subsidiaries

Exhibit 4.1.3       Direct or indirect interests held by 3L and/or Landanger-
                    Camus

Exhibit 4.4 List of salaried employees transferred to the company Landanger SARL (in the course of formation)

Exhibit 4.7         Form of Indemnification Agreement